Exhibit 99.3

RISK FACTORS

A restated description of the risk factors associated with our business is set forth below. This description supersedes the description of the risk factors associated with our business previously disclosed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008, as modified by the risk factor descriptions set forth in our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2009. The following risk factors, “Current global economic conditions may continue to adversely affect our business,” “Our quarterly operating results may fluctuate significantly from period to period, and this may cause our share price to decline,” “We cannot ensure that we will be able to reduce our expenses as planned, and if we are unable to do so, our operating results will be harmed,” “We have a limited ability to quickly or significantly reduce our costs, which makes us particularly vulnerable to the highly cyclical nature of the semiconductor industry,” “Failure to accurately estimate our customers’ demand and plan the production of our new and existing products could adversely affect our inventory levels and our income,” and “We may incur a variety of costs to engage in future acquisitions of, or investments in, companies, products or technologies, and the anticipated benefits of any acquisitions or investments we make may never be realized,” have been updated from the version of these risk factors set forth in our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2009. In addition, we have deleted the following risk factor, “We may be required to record a significant charge to earnings if our goodwill becomes impaired,” and have included the following additional risk factor “If we were classified as a passive foreign investment company, there would be adverse tax consequences to U.S. holders of our ordinary shares.” You should carefully consider the risks described below and the other information in the reports filed by the Company with the Securities and Exchange Commission before investing in our ordinary shares. Our business could be seriously harmed by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Current global economic conditions may continue to adversely affect our business.

Our operations and financial results depend on worldwide economic conditions and their impact on levels of business spending, which have deteriorated significantly in many countries and regions and may remain depressed for the foreseeable future. A sharp drop in demand and uncertainties in the financial and credit markets have caused our customers to postpone deliveries of ordered systems and placement of new orders. As a result, our revenues for the six months ended April 30, 2009 declined to $139 million, a 61.6% decrease from the $362 million recorded in the six months ended April 30, 2008. Continued uncertainties may continue to affect sales of our products and services.

The semiconductor industry is experiencing a severe downturn. As a result of these conditions, consolidation of industry participants appears likely, and certain significant manufacturers have declared bankruptcy or have otherwise announced an inability to meet their obligations at they come due. As a result, we have recently experienced collection issues and, if the current market conditions do not improve or continue to deteriorate and we continue to incur losses, we may experience increased collection times and greater write-offs, either of which could have a material adverse effect on our cash flow and liquidity.

In addition, the tightening of credit markets and concerns regarding the availability of credit may make it more difficult for our customers to raise capital, whether debt or equity, to finance their purchases of capital equipment, including the products we sell. Delays in our customers’ ability to obtain such financing, or the unavailability of such financing, would adversely affect our product sales and revenues and therefore harm our business and operating results. We cannot predict the timing, duration of or effect on our business of the economic slowdown or the timing or strength of a subsequent recovery.

Our business and operating results could be harmed by the highly cyclical nature of the semiconductor industry.

Our business and operating results depend in significant part upon capital expenditures of semiconductor designers and manufacturers, which in turn depend upon the current and anticipated market demand for products incorporating semiconductors from these designers and manufacturers. Historically, the semiconductor industry has been highly cyclical with recurring periods of diminished product demand. During these periods, semiconductor designers and manufacturers, facing reduced demand for their products, have significantly reduced their capital and other expenditures, including expenditures for semiconductor test equipment and services such as those we offer. Furthermore, because we have a high proportion of customers that are subcontractors, which during market downturns tend to reduce or cancel orders for new test systems and test services more quickly and dramatically than other customers, any downturn may cause a quicker and more significant adverse impact on our business than on the broader semiconductor industry. As a consequence, during these periods, we have experienced significant reductions in new orders for the products and services we offer, postponement or cancellation of existing customer orders, erosion of selling prices and write-offs of excess and obsolete inventory and related charges for liabilities to our contract manufacturing partners. We believe that the downturn we are experiencing goes beyond the normal cycles of the semiconductor industry, and is driven by overall global economic conditions. We expect, however, that even when global economic conditions improve, our business will nonetheless continue to be subject to cyclical downturns.

Our quarterly operating results may fluctuate significantly from period to period, and this may cause our share price to decline.

In the past, we have experienced, and in the future we expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter for a variety of reasons. For example, sales of a relatively limited number of our test systems account for a substantial portion of our net revenue in any particular quarter. At the same time, our costs are relatively fixed in the short-term. Thus, changes in the timing or terms of a small number of transactions could disproportionately affect our operating results in any particular quarter. In addition, a substantial portion of our quarterly sales have historically been made in the last month of the quarter, and a substantial portion of those sales occur in the last week of the quarter. The timing of these sales at the end of the quarter increases the risk of unanticipated variations in quarterly results. As a result of these and other risks described elsewhere in this report, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful, and that these comparisons may not be an accurate indicator of our future performance. If our operating results in one or more future quarters fail to meet the expectations of securities analysts or investors, an immediate and significant decline in the trading price of our ordinary shares may occur.

We cannot ensure that we will be able to reduce our expenses as planned, and if we are unable to do so, our operating results will be harmed.

In the first quarter of fiscal year 2009, we implemented restructuring actions to streamline our organization and further reduce operating costs in order to address the cyclical downturn in both the memory and SOC businesses. As part of our restructuring actions, we reduced our global workforce through a combination of attrition, voluntary and involuntary terminations, and other workforce reduction programs consistent with local legal requirements. As market conditions continued to deteriorate, in the second quarter of fiscal year 2009, we announced a plan to expand our restructuring actions to further lower our quarterly operating costs. As part of our restructuring actions, we have also implemented temporary salary reductions, holiday shutdowns, significantly decreased the use of temporary workers and reduced discretionary spending.

There are several risks inherent in our efforts to reduce our operating costs. These include the risk that we may have to undertake further restructuring actions that would entail additional charges. Additionally, our cost-saving initiatives may impair our ability to effectively develop and market products, to remain competitive in the markets in which we compete and to operate effectively. Each of the above measures could have long-term effects on our business by reducing our pool of technical talent, decreasing or slowing improvements in our products, making it more difficult for us to respond to customers, limiting our ability to increase production quickly if and when the demand for our products increases and limiting our ability to hire and retain key personnel. We cannot ensure that we will be able to reduce our expenses as planned, and if we are unable to do so, our operating results will be harmed.

We have a limited ability to quickly or significantly reduce our costs, which makes us particularly vulnerable to the highly cyclical nature of the semiconductor industry.

Historically, downturns in the semiconductor industry have affected the test equipment and services market more significantly than the overall semiconductor industry. A significant portion of our overall costs are fixed. Because a high proportion of our costs are fixed, we have a limited ability to reduce expenses and inventory purchases quickly in response to decreases in orders and revenues. Moreover, to remain competitive even during downturns in the semiconductor industry or generally, we must maintain a significant level of costs, including fixed costs. As a consequence, the actions we have taken to reduce costs, and similar actions we may take in future downturns, may not be sufficient to achieve profitability.

Our dependence on sole source suppliers may prevent us from delivering our products on a timely basis.

We rely on sole source suppliers, some of whom are relatively small in size, for many of the components we use in our products, including custom integrated circuits, relays and other electronic components. In the past, we experienced, and in the future may experience, delays in shipping our products due to our dependence on sole source suppliers. Failure of our sole source suppliers to meet our requirements in a timely manner could impair our ability to ship products and to realize the related revenues when anticipated, which could adversely affect our business and operating results.

We are dependent on contract manufacturers with whom we do not have long-term contracts, and changes to those relationships, expected or unexpected, may result in delays or disruptions that could cause us to lose revenue and damage our customer relationships.

We rely entirely on contract manufacturers, including Jabil, Zollner and Flextronics. Our reliance on contract manufacturers gives us less control over the manufacturing process and exposes us to significant risks, including limited control over capacity, late delivery, quality and costs. Moreover, because our products are very complex to manufacture, transitioning manufacturing activities from one location to another, or from one manufacturing partner to another, is complicated. Although we have contracts with our contract manufacturers, those contracts do not require them to manufacture our products on a long-term basis in any specific quantity or at any specific price. In addition, it is time consuming and costly to qualify and implement additional contract manufacturer relationships. Therefore, if we fail to effectively manage our contract manufacturer relationships or if one or more of them experience delays, disruptions or quality control problems, or if we had to change or add additional contract manufacturers or contract manufacturing sites, our ability to ship products to our customers could be delayed.

During the second quarter of fiscal year 2009, we entered into an Amended and Restated Global Manufacturing Services Agreement with Jabil Circuit, Inc. under which Jabil will design, develop,

manufacture, test, configure, assemble, package, ship and manage the inventory for certain products for us. In connection with the manufacturing agreement, Jabil and we intend to establish Jabil’s facility in Penang, Malaysia as the principal site for final assembly and test of our products. We expect the transition from Flextronics to Jabil to be substantially complete by the end of the calendar year. We cannot be certain that Jabil will be able to manufacture our products on a timely and cost-effective basis, or to our quality and performance specifications. Should Jabil be unable to meet our manufacturing requirements in a timely manner, whether as a result of transitional issues or otherwise, our ability to ship products and to realize the related revenues when anticipated could be materially impacted. In addition, we may incur additional costs as part of this transition.

Also, the addition of manufacturing locations or contract manufacturers may increase the complexity of our supply chain management. We cannot be certain that existing or future contract manufacturers will be able to manufacture our products on a timely and cost-effective basis, or to our quality and performance specifications. If our contract manufacturers are unable to meet our manufacturing requirements in a timely manner, our ability to ship products and to realize the related revenues when anticipated could be materially affected.

The market for semiconductor test equipment and services is highly concentrated, and we have limited opportunities to sell our test equipment and services.

The semiconductor industry is highly concentrated in that a small number of semiconductor designers and manufacturers and subcontractors account for a substantial portion of the purchases of semiconductor test equipment and services generally, including our test equipment and services. For the three months ended April 30, 2009, revenue from our top ten customers accounted for approximately 30.9% of our total net revenue, with two customers individually accounting for more than 10% of our total net revenue. For the six months ended April 30, 2009, revenue from our top ten customers accounted for approximately 25.3% of our total net revenue, with two customers individually accounting for more than 10% of our total net revenue. Consolidation in the semiconductor industry is increasing this concentration. Accordingly, we expect that sales of our products will continue to be concentrated with a limited number of large customers for the foreseeable future. Our financial results will depend in large part on this concentrated base of customers’ sales and business results. Our relationships with our significant customers, who frequently evaluate competitive products prior to placing new orders, could be adversely affected by a number of factors, including:

•	a decision by our customers to purchase test equipment and services from our competitors;

•	a decision by our customers to pursue the development and implementation of self-testing integrated circuits or other strategies that reduce their need for our products;

•	the loss of market share by our customers in the markets in which they operate;

•	the shift by our IDM customers to out-sourced manufacturing models;

•	our ability to keep pace with changes in semiconductor technology;

•	our ability to maintain quality levels of our equipment and services that meet customer expectations;

•	our ability to produce and deliver sufficient quantities of our test equipment in a timely manner; and

•	our ability to provide quality customer service and support.

In addition, the global current economic downturn is causing significant disruption among the semiconductor manufacturing companies, including our customers. Two customers, Qimonda and Spansion, have filed for protection under applicable bankruptcy laws. Moreover, there have been public announcements of consolidation discussion among industry players. The loss of a significant customer, whether as a result of a failure or consolidation, will further concentrate, and could adversely impact, the market for our products.

If we do not maintain and expand existing customer relationships and establish new customer relationships, our ability to generate revenue growth will be adversely affected.

Our ability to increase our sales will depend in large part upon our ability to obtain orders for new test systems, enhancements for existing test systems and services from our existing and new customers. Maintaining and expanding our existing relationships and establishing new ones can require substantial investment without any assurance from customers that they will place significant orders. Moreover, if we are unable to provide new test systems, enhancements for existing test systems and services to our customers in a timely fashion or in sufficient quantities, our business will be harmed. In the past we have experienced, and in our industry it is not unusual to experience, difficulty in delivering new test equipment, as well as product enhancements and upgrades. When we encountered difficulties in the past, our customer relationships and our ability to generate additional revenue from customers were harmed. Our inability to meet the demands of customers would severely damage our reputation, which would make it more difficult for us to sell test equipment, enhancements and services to existing, as well as new, customers and would adversely affect our ability to generate revenue.

In addition, we face significant obstacles in establishing new customer relationships. It is difficult for us to establish relationships with new customers because such companies may have existing relationships with our competitors, may be unfamiliar with our product and service offerings, may have an installed base of test equipment sufficient for their current needs or may not have the resources necessary to transition to, and train their employees on, our test equipment. Even if we do succeed in establishing new relationships, these new customers may nonetheless continue to favor our competitors, as our competitors may have had longer relationships with these customers or may maintain a larger installed base of their competing test equipment in the facilities of new customers and only purchase limited quantities from us. In addition, we could face difficulties in our efforts to develop new customer relationships abroad as a result of buying practices that may favor local competitors or non-local competitors with a larger presence in local economies than we have. As a result, we may be forced to partner with local companies in order to compete for business and such arrangements, if available, may not be achieved on economically favorable terms, which could negatively affect our financial performance.

Failure to accurately estimate our customers’ demand and plan the production of our new and existing products could adversely affect our inventory levels and our income.

Given the cyclical nature of the semiconductor industry, we cannot reliably forecast the timing and size of our customers’ orders. In order to meet anticipated demand, we must order components and build some inventory before we actually receive purchase orders, which includes inventory at our contract manufacturers and suppliers where we have non-cancelable purchase commitments. Our results could be harmed if we do not accurately estimate our customers’ product demands and are unable to adjust our purchases with market fluctuations, including those caused by the cyclical nature of the semiconductor industry. During a market upturn, our results could be materially and adversely affected if we cannot increase our purchases of components, parts and services quickly enough to meet increasing demand for our products, including securing sufficient capacity from our contract manufacturers. During a market downturn, we could have excess inventory that we would not be able to sell, resulting in inventory write-downs and in potential related liabilities to our contract manufacturing partners. For the six months ended April 30, 2009, we recorded excess and obsolete inventory charges of $18 million, which was partially offset by $11 million of income from the sale of previously written-down inventory, as a result of global economic conditions and the downturn in the semiconductor industry. Having insufficient or excess inventory could have a material adverse effect on our business, financial condition and results of operations.

Further, if we do not successfully manage the introduction of our new products and estimate customer demand for such products, our ability to sell existing inventory may be adversely affected. If demand for our new products exceeds our projections, we might have insufficient quantities of products for sale to our customers, which could cause us to miss opportunities to increase revenues during market upturns. If our projections exceed demand for our new products or if some of our customers cancel their current orders for our old products in anticipation of our new products, we may have excess inventories of our new products and excess obsolete inventories, which could result in material future inventory write-downs that would adversely affect our financial performance.

Existing customers may be unwilling to bear expenses associated with transitioning to new and enhanced products.

In order to grow our business, we need to sell new and enhanced products. Certain customers may be unwilling, or unable, to bear the costs of implementing new test equipment platforms or enhancements, particularly during semiconductor industry downturns. As a result, it may be difficult to market and sell these products and customers may continue to buy upgrades to older existing product lines which may be a lower cost alternative. As we introduce new test equipment and enhancements, we cannot predict with certainty when or if our customers will transition to those new product platforms. Any delay in or failure of our customers to transition to new products and enhancements could result in excess inventories, which could result in inventory write-downs that would adversely affect our financial performance.

If we do not introduce new test equipment platforms and upgrade existing test equipment platforms in a timely manner, and if we do not offer comprehensive and competitive services for our test equipment platforms, our test equipment and services will become obsolete, we will lose existing customers and our operating results will suffer.

The semiconductor design and manufacturing industry into which we sell our test equipment is characterized by rapid technological changes, frequent new product introductions, including upgrades to existing test equipment, and evolving industry standards. The success of our new or upgraded test equipment offerings will depend on several factors, including our ability to:

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properly identify customer needs and anticipate technological advances and industry trends, such as the disaggregation of the traditional IDM semiconductor supply chain into fabless design companies, foundries and packaging, assembly and test providers;

•	develop and commercialize new and enhanced technologies and applications that meet our customers’ evolving performance requirements in a timely manner;

•	develop and deliver enhancements and related services for our current test equipment that are capable of satisfying our customers’ specific test requirements; and

•	introduce and promote market acceptance of new test equipment platforms, such as our V6000 Series system for memory testing.

In many cases, our test equipment and services are used by our customers to develop, test and manufacture their new products. We therefore must anticipate industry trends and develop new test equipment platforms or upgrade existing test equipment platforms in advance of the commercialization of our customers’ products. In addition, new methods of testing integrated circuits, such as self-testing integrated circuits, may be developed which would render our test equipment uncompetitive or obsolete if we failed to adopt and incorporate these new methods into our new or existing test equipment platforms. Developing new test equipment platforms and upgrading existing test equipment platforms requires a substantial investment before we can determine the commercial viability of the new or upgraded platform.

As our customers’ product requirements are diverse and subject to frequent change, we also need to ensure that we have an adequate mix of products that meet our customers’ varying requirements. If we fail to adequately predict our customers’ needs and technological advances, we may invest heavily in research and development of test equipment that does not lead to significant revenue, or we may fail to invest in technology necessary to meet changing customer demands. Without the timely introduction of new or upgraded test equipment that reflects technological advances, our test equipment and services would likely become obsolete, we may have difficulty retaining customers and our revenue and operating results would suffer.

Our long and variable sales cycle depends upon factors outside of our control and we may expend significant time and resources prior to our ever earning associated revenues.

Sales of our semiconductor test equipment and services depend in significant part upon semiconductor designers and manufacturers upgrading existing manufacturing equipment to accommodate the requirements of new semiconductor devices and expanding existing, and adding new, manufacturing facilities. As a result, our sales are subject to a variety of factors we cannot control, including:

•	the complexity of our customers’ fabrication processes, which impacts the number of our test systems and amount of our product enhancements and upgrades our customers require;

•	the willingness of our customers to adopt new or upgraded test equipment platforms;

•	the internal technical capabilities and sophistication of our customers, which impacts their need for our test services; and

•	the capital expenditures of our customers.

The decision to purchase our equipment and services generally involves a significant commitment of capital. As a result, our test equipment has lengthy and variable sales cycles during which we may expend substantial funds and management effort to secure a sale prior to receiving any commitment from a customer to purchase our test equipment or services. Prior to completing sales to our customers, we are often subject to a number of significant risks, including the risk that our competitors may compete for the sale or that the customer may change its technological requirements. Our business, financial condition and results of operations may be materially adversely affected by our long and variable sales cycle and the uncertainty associated with expending substantial funds and effort with no guarantee that sales will be made.

We face substantial competition which, among other things, may lead to price pressure and adversely affect our sales and revenue.

We face substantial competition throughout the world in each of our product areas. Our most significant competitors historically have included Advantest Corporation, LTX-Credence Corporation, Teradyne, Inc. and Yokogawa Electric Corporation. Some of our competitors have substantially greater financial resources, broader product offerings, more extensive engineering, manufacturing, marketing and customer support capabilities or a greater presence in certain countries than we do. We may have less leverage with component vendors than some of our competitors. Also, some of our competitors have greater resources and may be more willing or able than we are to put capital at risk to win business. Price reductions by our competitors may force us to lower our prices. We also expect our current competitors to continue to improve the performance of their current products and to introduce new products, technologies or services that could adversely affect sales of our current and future test equipment and services. Additionally, current and future competitors may introduce testing technologies, equipment and services, which may in turn reduce the value of our own test equipment and services. Any of these circumstances may limit our opportunities for growth and negatively impact our financial performance.

Test systems that contain defects that harm our customers could damage our reputation and cause us to lose customers and revenue.

Our test equipment is highly complex and employs advanced technologies. The use of complex technology in our test equipment increases the likelihood that we could experience design, performance or manufacturing problems. If any of our products have defects or reliability or quality problems, we may, in some circumstances, be exposed to liability, our reputation could be damaged significantly and customers might be reluctant to buy our products, which could result in a decline in revenues, an increase in product returns and the loss of existing customers and the failure to attract new customers.

We may face competition from Agilent in the future.

Pursuant to the intellectual property matters agreement between us and Agilent that was entered into in connection with our separation from Agilent, except as described below, until October 31, 2009, Agilent agreed not to develop, manufacture, distribute, support or service automated semiconductor test systems for providing high-volume functional test of integrated circuits (“ICs”) (including memory and high-speed memory devices and SOCs) or SIPs, or components for automated semiconductor test systems. However, this agreement does not prevent Agilent from developing, manufacturing, supporting or servicing, and Agilent may compete with us with respect to:

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products (other than automated semiconductor test systems for high-volume functional test) for providing functional test of ICs or SIPs, whether or not including parametric test (the testing of selected parameters of a device or group of devices to identify errors or flaws), design verification or engineering characterization capabilities;

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automated semiconductor test development systems (including hardware and software) that are intended to enable development of test programs and protocols for use in high-volume functional test of ICs or SIPs, whether or not such development test systems themselves are capable of performing such high-volume functional test; and

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products (other than automated semiconductor test systems for high-volume functional test) for providing parametric test, design verification, engineering characterization or functional test of: (i) wireless communications devices, such as cellular telephones or wireless networking products, whether in packaged device or module form, and whether or not implemented as an IC or SIP; (ii) modules (such as RF front-end modules) containing one or more ICs connected with other active or passive devices; and (iii) RF and higher frequency (e.g., microwave and optical) devices and components such as oscillators, mixers, amplifiers and 3-port devices, to the extent that such devices or components are in the form of an IC or SIP.

In addition, the intellectual property matters agreement permits Agilent to fulfill its obligations under contracts in existence as of March 1, 2006, even though fulfilling such obligations would otherwise have been precluded during the non-competition period and even if fulfilling such obligations would result in Agilent competing with us. This exception allows Agilent to fulfill its obligations to a semiconductor manufacturer pursuant to which Agilent develops and sells components to the manufacturer for use in the manufacturer’s semiconductor test systems purchased from a competitor of ours. While we do not believe that Agilent’s fulfillment of these obligations will have a material effect on our business or prospects, we may in the future be less successful at selling test systems to this semiconductor manufacturer than would have been the case were the manufacturer not able to combine products from Agilent with the test systems of our competitor.

Although, under the intellectual property matters agreement, Agilent transferred all of the intellectual property rights Agilent held that relate exclusively to our products to us, Agilent retained and only licensed to us the intellectual property rights to underlying technologies used in both our products and the products of Agilent. Under the agreement, Agilent remains free to use the retained underlying technologies without restriction (other than as described above with respect to the three-year non-compete period).

After October 31, 2009, Agilent will be free to compete with any portion or all of our business without restriction, and in doing so will be free to use the retained underlying technologies. Agilent will not be permitted to use the intellectual property rights transferred to us, and licensed from us back to Agilent, to compete with us with respect to our core business of developing, manufacturing, selling and supporting automated semiconductor test systems. Agilent will, however, be able to use such intellectual property rights to develop and sell components for such systems, including systems developed and sold by us as well as those developed and sold by our competitors. While selling components has not represented a material portion of our business in the past and is not expected to be an area of focus for the near future, our business could be adversely affected if systems offered by our competitors become more competitive as a result of Agilent supplying components for our competitors’ systems or if, by buying components from Agilent, our customers are able to delay or bypass altogether purchasing newer systems from us.

While none of the product types for which Agilent reserved the right to compete with us has provided material revenue to us in the past, competition from Agilent during or after the non-compete period described above or other actions taken by Agilent that create real or perceived competition with us, could harm our business and operating results.

Third parties may compete with us by using intellectual property that Agilent licensed to us under the intellectual property matters agreement.

Under the intellectual property matters agreement, Agilent retained and only licensed to us the intellectual property rights to underlying technologies used in both our products and the products of Agilent. Under the agreement, Agilent remains free to license the intellectual property rights to the underlying technologies to any party, including our competitors. Any unaffiliated third party that is licensed to use such retained intellectual property would not be subject to the non-competition provisions of the intellectual property matters agreement and could compete with us at any time using the underlying technologies. The intellectual property that Agilent retained and that can be licensed in this manner does not relate solely or primarily to one or more of our products, or groups of products, rather, the intellectual property that Agilent licensed to us is generally used broadly across our entire product portfolio. Competition by third parties using the underlying technologies retained by Agilent could harm our business and operating results.

Third parties may claim we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling our products or services.

Our industry has been and continues to be characterized by uncertain and conflicting intellectual property claims and vigorous protection and pursuit of these rights. As a result, third parties may claim that we are infringing their intellectual property rights, and we may be unaware of intellectual property rights of others that may cover some of our technology, products and services. Any litigation regarding patents or other intellectual property could be costly and time-consuming, and divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of certain of our products and services.

Third parties may infringe our intellectual property, and we may expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. If we fail to protect our intellectual property rights, our competitive position could suffer, which could harm our operating results. We may be required to spend significant resources to monitor and protect our intellectual property rights and there can be no assurance that, even with significant expenditures, we will be able to protect our intellectual property rights.

In addition, our agreements with Agilent, and in particular the intellectual property matters agreement, set forth the terms and provisions under which we received the intellectual property rights necessary to operate our business. Under our agreements with Agilent, we do not have the right to enforce against third parties intellectual property rights we license from Agilent, and Agilent is under no obligation to enforce such rights on our behalf.

Intellectual property rights are difficult to enforce in certain countries, which may inhibit our ability to protect our intellectual property rights or those of our suppliers and customers in those countries.

The laws of some countries do not offer the same level of protection of our proprietary rights as the laws of the United States, and we may be subject to unauthorized use of our products or technologies in those countries, particularly in Asia, where we expect our business to continue to expand in the foreseeable future. Consequently, we cannot assure you that we will be able to protect our intellectual property rights or have adequate legal recourse in the event that we encounter difficulties with infringements of intellectual property under local law.

We may incur a variety of costs to engage in future acquisitions of, or investments in, companies, products or technologies, and the anticipated benefits of any acquisitions or investments we make may never be realized.

We may acquire, or make significant or minority investments in, complementary businesses, products or technologies. For example, we recently announced our acquisition of substantially all of the assets of Touchdown Technologies. Any future acquisitions or investments could be accompanied by risks such as:

•	difficulties in assimilating the operations and personnel of acquired companies;

•	diversion of our management’s attention from ongoing business concerns;

•	our potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;

•	additional expense associated with amortization of acquired assets;

•	difficulty in maintaining uniform standards, controls, procedures and policies;

•	impairment of existing relationships with employees, suppliers and customers as a result of the integration of new management personnel;

•	dilution to our shareholders in the event we issue shares as consideration to finance an acquisition;

•	impairment of goodwill associated with the acquisition or investment, requiring us to record a significant charge to earnings;

•	difficulty integrating and implementing the accounting controls necessary to comply with regulatory requirements such as Section 404 of the Sarbanes-Oxley Act; and

•	increased leverage, if we incur debt to finance an acquisition.

We cannot guarantee that we will realize any benefit from the integration of any business, products or technologies that we might acquire in the future, and our failure to do so could harm our business.

Our executive officers and certain key personnel are critical to our business.

Our future operating results will depend substantially upon the performance of our executive officers and key personnel. Our future operating results also depend in significant part upon our ability to attract and retain qualified management, manufacturing, technical, application engineering, marketing, sales and support personnel. Competition for qualified personnel is intense, and we cannot ensure success in attracting or retaining qualified personnel. Our business is particularly dependent on expertise which only a very limited number of engineers possess and it may be increasingly difficult for us to hire personnel over time. We operate in several geographic locations, including parts of Asia and Silicon Valley, where the labor markets, especially for application engineers, are particularly competitive. Our business, financial condition and results of operations could be materially adversely affected by the loss of any of our key employees, by the failure of any key employee to perform in his or her current position, or by our inability to attract and retain skilled employees, particularly engineers.

Funds associated with our auction rate securities may not be accessible for in excess of 12 months and our auction rate securities may experience an other-than-temporary decline in value, which would adversely affect our income.

As of April 30, 2009, all of our auction rate securities experienced failed auctions. The funds associated with these auctions will not be accessible to us until a successful auction occurs, a buyer is found outside of the auction process or the underlying securities have matured or are called by the issuer. Given the ongoing disruptions in the credit markets and the fact that the liquidity for these types of securities remains uncertain, we have classified all of our auction rate securities as long-term assets in our condensed consolidated balance sheet as of April 30, 2009, as our ability to liquidate such securities in the next 12 months is uncertain.

Our auction rate securities primarily consist of investments that are backed by pools of student loans guaranteed by the U.S. Department of Education and other asset-backed securities. Our marketable securities portfolio as of April 30, 2009 had a carrying value of $284 million, of which approximately $56 million consisted of illiquid auction rate securities. Given the ongoing disruption in the market for auction rate securities, there is no longer an actively quoted market price for these securities. Accordingly, we utilized a model to estimate the fair value of these auction rate securities based on, among other items: (i) the underlying structure of each security and the underlying collateral quality; (ii) the present value of future principal and interest payments discounted at rates considered to reflect current market conditions; (iii) consideration of the probabilities of default, auction failure or repurchase at par for each period; and (iv) estimates of the recovery rates in the event of default for each security. These estimated fair values could change significantly based on future market conditions.

We evaluate our investments periodically for possible other-than-temporary impairment by reviewing factors such as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer and insurance guarantor, and our ability and intent to hold the investment for a period of time sufficient for anticipated recovery of market value. Based on an analysis of other-than-temporary impairment factors, we recorded an other-than-temporary impairment in the statement of operations of $7.7 million for the six months ended April 30, 2009 related to our auction rate securities and no such impairment during the three months ended April 30, 2009. We have also recorded a temporary impairment within accumulated other comprehensive loss of approximately $1.8 million (net of tax of $0.2 million), primarily for our auction rate securities that are backed by pools of student loans as of April 30, 2009.

We may be required to record a significant charge to earnings if our investments in equity interests become impaired.

We are required under generally accepted accounting principles to review our equity interests for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying value of an investment in equity interest may not be recoverable include a decline in the operating performance of an equity investee if a private company. In the past we have made, and in the future may make, significant or minority equity investments in complementary businesses, products or technologies. If the operating performance of the companies in which we make equity investments declines, we may be required to record a charge, which may be significant, to earnings in our condensed consolidated financial statements during the period in which impairment of our investments in equity interests is determined. This could adversely impact our results of operations. During the six months ended April 30, 2009, we recorded a $6.2 million other-than-temporary impairment charge related to the write-off of a cost method investment. This impairment charge was included as an impairment of investments in our condensed consolidated statements of operations.

Our effective tax rate may vary significantly from period to period, and we could owe significant taxes even during periods when we experience low operating profit or operating losses.

We have negotiated tax incentives with the Singapore Economic Development Board, an agency of the Government of Singapore, which have been approved by Singapore’s Ministry of Finance and Ministry of Trade and Industry. Under the incentives, a portion of the income we earn in Singapore during these ten to fifteen year incentive periods is subject to reduced rates of Singapore income tax. Some incentive tax rates could begin to expire beginning in fiscal year 2011 if certain requirements are not met. The Singapore corporate income tax rate that would apply, absent the incentives, is 18% for both fiscal years 2008 and 2007. Without these incentives, our income taxes would have been higher by $4 million or $0.07 per share (diluted) and $18 million or $0.30 per share (diluted) in fiscal years 2008 and 2007, respectively. In order to receive the benefit of the incentives, we must develop and maintain in Singapore certain functions such as procurement, financial services, order management, credit and collections, a spare parts depot and distribution center, a refurbishment center and regional activities like an application development center. In addition to these qualifying activities, we must hire specified numbers of employees and maintain minimum levels of investment in Singapore. We have from two to nine years to phase-in the qualifying activities and to hire the specified numbers of employees. If we do not fulfill these conditions for any reason, our incentive could lapse, our income in Singapore would be subject to taxation at higher rates, and our overall effective tax rate could be between ten to twenty percentage points higher than would have been the case had we maintained the benefit of the incentives.

In addition, our effective tax rate may vary significantly from period to period because, for example, we may owe significant taxes in jurisdictions other than Singapore during periods when we are profitable in those jurisdictions even though we may be experiencing low operating profit or operating losses on a consolidated basis. Our effective tax rate varies based on a variety of factors, including overall profitability, the geographical mix of income before taxes and the related tax rates in the jurisdictions where we operate, as well as discrete events, such as settlements of future audits. Certain combinations of these factors could cause us to owe significant taxes even during periods when we experience low income before taxes or loss before taxes.

We sell our products and services worldwide, and our business is subject to risks inherent in conducting business activities in geographies outside of the United States.

Our headquarters are in Singapore, and we sell our products and services worldwide. We expect the transition of the manufacturing of final assembly and test of a majority of our products to Jabil in Penang, Malaysia to be substantially complete by the end of the calendar year. As a result, our business is subject to risks associated with doing business internationally. Revenue from customers in Asia-Pacific (including Japan) accounted for approximately 77.5% and 76.5% for the three months ended April 30, 2009 and 2008, respectively. Revenue from customers in Asia-Pacific (including Japan) accounted for approximately 73.4% and 78.7% for the six months ended April 30, 2009 and 2008, respectively. The economies of Asia have been highly volatile and recessionary in the past, resulting in significant fluctuations in local currencies. Our exposure to the business risks presented by the economies of Asia will increase to the extent that we continue to expand our operations in that region.

Our international activities subjects us to a number of risks associated with conducting operations internationally, including:

•	difficulties in managing geographically disparate operations;

•	potential greater difficulty and longer time in collecting accounts receivable from customers located abroad;

•	difficulties in enforcing agreements through non-U.S. legal systems;

•	unexpected changes in regulatory requirements that may limit our ability to export our software or sell into particular jurisdictions or impose multiple conflicting tax laws and regulations;

•	political and economic instability, civil unrest or war;

•	terrorist activities and health risks such as the “flu epidemic” and SARS that impact international commerce and travel;

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difficulties in protecting our intellectual property rights, particularly in countries where the laws and practices do not protect proprietary rights to as great an extent as do the laws and practices of the United States;

•	changing laws and policies affecting economic liberalization, foreign investment, currency

•	convertibility or exchange rates, taxation or employment; and

•	nationalization of foreign owned assets, including intellectual property.

In addition, we are exposed to foreign currency exchange movements versus the U.S. dollar, particularly the euro and the Japanese yen. With respect to revenue, our primary exposure exists during the period between execution of a purchase order denominated in a foreign currency and collection of the related receivable. During this period, changes in the exchange rates of the foreign currency to the U.S. dollar will affect our revenue, cost of sales and operating margins and could result in exchange gains or losses. While a significant portion of our purchase orders to date have been denominated in U.S. dollars, competitive conditions may require us to enter into an increasing number of purchase orders denominated in foreign currencies. We incur a variety of costs in foreign currencies, including some of our manufacturing costs, component costs and sales costs. Therefore, as we expand our operations in Asia, we may become more exposed to a strengthening of currencies in the region against the U.S. dollar. We cannot assure you that any hedging transactions we may enter into will be effective or will not result in foreign exchange hedging gains or losses. As a result, we are exposed to greater risks in currency fluctuations.

If our facilities or the facilities of our contract manufacturers were to experience catastrophic loss due to natural disasters, our operations would be seriously harmed.

Our facilities and the facilities of our contract manufacturers could be subject to a catastrophic loss caused by natural disasters, including fires and earthquakes. We and our contract manufacturers have significant facilities in areas with above average seismic activity, such as California, Japan and Taiwan. If any of these facilities were to experience a catastrophic loss, it could disrupt our operations, delay production and shipments, reduce revenue and result in large expenses to repair or replace the facility. We do not carry catastrophic insurance policies that cover potential losses caused by earthquakes.

Risks Related to the Securities Markets and Ownership of Our Ordinary Shares

If we were classified as a passive foreign investment company, there would be adverse tax consequences to U.S. holders of our ordinary shares.

If we were classified as a “passive foreign investment company” or “PFIC” under section 1297 of the Internal Revenue Code, of 1986, as amended, or the Code, for any taxable year during which a U.S. holder holds ordinary shares, such U.S. holder generally would be taxed at ordinary income tax rates on any gain realized on the sale or exchange of the ordinary shares and on any “excess distributions” (including constructive distributions) received on the ordinary shares. Such U.S. holder could also be subject to a special interest charge with respect to any such gain or excess distribution.

We would be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of our gross income is passive income or (ii) on average, the percentage of our assets that produce passive income or are held for the production of passive income is at least 50% (determined on an average gross value basis).

We have not been classified as a PFIC in any prior taxable year. Based on current assumptions, we believe that we will not be classified as a PFIC for the current taxable year, and do not expect that we will be classified as a PFIC for any subsequent taxable year. Whether we will, in fact, be classified as a PFIC for the current taxable year or any subsequent taxable year depends on our assets and income over the course of the relevant taxable year and, as a result, cannot be predicted with certainty. As a result, our PFIC status may change.

In particular, because the total value of our assets for purposes of the asset test will be calculated based upon the market price of our ordinary shares, a significant and sustained decline in the market price of our ordinary shares and corresponding market capitalization relative to our passive assets could result in our being classified as a PFIC. At the end of the first quarter of our current taxable year, as a result of the depressed market value of our ordinary shares, the percentage of our assets that were treated as passive assets for purposes of the PFIC test was greater than 50% (determined on a gross value basis). The percentage of our assets that were treated as passive assets for purposes of the PFIC test was below 50% at the end of the second quarter of our current taxable year. We believe that we will not be classified as a PFIC for our current taxable year, and we intend to conduct our business and manage our assets, to the extent commercially practicable, to avoid being classified as a PFIC. Nonetheless, our ability to do so in the event of a significant and sustained decline in the market price of our ordinary shares and our corresponding market capitalization relative to our passive assets may depend on a number of factors not within our control. In such event, there can be no assurance that we would successfully avoid being classified as a PFIC either for our current taxable year or a future taxable year. In addition, there can be no assurance that the IRS will not challenge our determination concerning PFIC status for any period. Each prospective investor should consult an independent tax advisor regarding the potential application of the PFIC rules to such investor.

At times, our stock price has fluctuated significantly, and such fluctuations in the future could result in substantial losses for our investors.

The trading price of our ordinary shares has at times fluctuated significantly. For example, during the three months ended April 30, 2009, the trading price of our ordinary shares ranged from a low of $6.19 to a high of $11.00. Fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:

•	general economic and political conditions and specific conditions in the semiconductor industry;

•	changes in expectations as to our future financial performance, including financial estimates or publication of research reports by securities analysts;

•	strategic moves by us or our competitors, such as acquisitions or restructurings;

•	announcements of new products or technical innovations by us or our competitors;

•	actions by institutional shareholders; and

•	speculation in the press or investment community.

Accordingly, you may not be able to resell your ordinary shares at or above the price you paid.

We may become involved in securities litigation that could divert management’s attention and harm our business.

The stock market in general, and the NASDAQ Global Select Market and the securities of semiconductor capital equipment companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. These market and industry factors may materially harm the market price of our ordinary shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Such litigation, whether or not meritorious, could result in the expenditure of substantial funds, divert management’s attention and resources, and harm our reputation in the industry and the securities markets, which would reduce our profitability and harm our business.

It may be difficult for investors to effect service of process within the United States on us or to enforce civil liabilities under the U.S. federal securities laws against us.

We are incorporated in Singapore. Some of our officers and directors reside outside the United States. A substantial portion of our assets is located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us. Similarly, investors may be unable to enforce judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States against us in U.S. courts. Judgments of U.S. courts based upon the civil liability provisions of the federal securities laws of the United States are not directly enforceable in Singapore courts and are not given the same effect in Singapore as judgments of a Singapore court. Accordingly, there can be no assurance as to whether Singapore courts will enter judgments in actions brought in Singapore courts based upon the civil liability provisions of the federal securities laws of the United States.